Exhibit 99.1

TIB FINANCIAL CORP. TO ENTER PRIVATE BANKING & WEALTH MANAGEMENT BUSINESS

Will Acquire Naples Capital Advisors, Inc.;
Create Private Banking Group in TIB Bank;  Add Leading Area Private Bankers;
 and Seek Florida Regulatory Approval to Establish Trust Operations

Naples, FL (12/12/2007) --- TIB Financial Corp.  (Nasdaq: TIBB - News), a leading independent community banking company serving the greater Naples-Fort Myers area, South Miami-Dade County, Sarasota County, Highlands County and the Florida Keys, today announced a major strategic initiative to deliver private banking, wealth management and trust services.

To spearhead the new business line, the Company executed a definitive agreement to acquire Naples Capital Advisors, Inc. of Naples, Florida. The investment management company, which has $80 million in assets under advisement from area families and high net worth individuals, will become a wholly-owned subsidiary. The company’s founders Michael H. Morris and John M. Suddeth, Jr., will join the TIB organization and continue as President  & CEO and Executive Vice President & Chief Investment Officer of Naples Capital Advisors, respectively. Amy L. Solem, CFP will also continue in her current role with Naples Capital Advisors. Michael Morris will lead and have overall responsibility for private banking, wealth management and trust services and will also serve as an Executive Vice President of TIB Bank.

Concurrently, TIB Bank has formed a Private Banking Group that will be led by Paul A. Belfore, who will join the bank prior to year end as Senior Vice President. He will also serve as an Executive Vice President of Naples Capital Advisors. Joining Belfore as private bankers will be long time Naples area professionals Cathi Johnson, AWMA and Tina Blake, AWMA.

“Identifying the right group of professionals and entering the private banking, investment management and trust businesses has been a major strategic priority for us over the past few years to help diversify our revenue stream and more comprehensively meet the financial service needs of our customer base,” said Edward V. Lett, CEO & President of TIB Financial Corp. “Now, with the addition of these leading southwest Florida bankers and the acquisition of Naples Capital Advisors, we are confident that we can hit the ground running and deliver the level of high quality service and business acumen that have long been the hallmarks of the TIB organization. As the new business line grows, we expect to hire additional experienced, high-profile, local bankers to add further depth.”

“This new opportunity will be an excellent fit because it creates a combination of proven experience in building an investment management platform, adds a growing new customer base and complements the TIB reputation for high-touch, personalized service,” said Lett. “TIB Financial will also apply for regulatory approval from the State of Florida to establish trust banking operations to complement this initiative.”

“We are pleased to join the TIB Financial organization,” said Mr. Morris. “Our approach to doing business is entirely consistent with the TIB culture and we are looking forward to providing our clients with convenient access to high quality private banking services delivered in an integrated fashion. The planned addition of trust services and the scope and geographic reach of the TIB organization should accelerate our growth plans.”

Mr. Morris brings a distinguished 25-year banking career into TIB, having previously been responsible for trust, investment services and private banking at SunTrust Bank from 1994-2000 and First National Bank of Florida from 2000-2005. First National was acquired by Fifth Third Bancorp in January of 2005, and Morris continued to lead Fifth Third Investment Advisors until January 2006.

Mr. Suddeth most recently served in an executive level position with the A.I. duPont Trust in Jacksonville, Florida. As Director of Investments for the multi-billion dollar charitable trust, he was responsible for the public market component of the portfolio along with providing input on broader strategic investment issues. During his tenure with the duPont Trust, he had direct oversight responsibility for the publicly traded equity and debt securities, including domestic and foreign markets, as well as active and passive mandates. Previously he spent nine years with SunTrust Bank and Northern Trust Bank as a portfolio manager in Southwest Florida. He is a Chartered Financial Analyst.

Morris and Suddeth established Naples Capital Advisors in 2006 to address the needs of area clients desiring a locally based firm committed to customized investment management. Naples Capital Advisors directs a global, multi-cap, value approach through separately managed securities portfolios to assist individuals and families in meeting their investment objectives.

Mr. Belfore has nearly 20 years of banking and investment management experience. He most recently served as Manager of the Private Client Group of Fifth Third Bank. In this capacity, he was responsible for the South Florida Private Banking and Trust Administrative Groups. Previously, he served as Senior Vice President and Sales Manager for First National Trust Company. In this position, he worked directly with high net worth individuals and corporate clients, offering customized investment management and wealth management solutions.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-orientated financial services holding company with approximately $1.40 billion in total assets. TIB Financial Corp. is the parent company of TIB Bank, which has 17 full-service banking offices in the in the Florida Keys, Homestead, Naples, Fort Myers, Bonita Springs and Sebring and The Bank of Venice, which has 3 full-service banking offices in Venice Florida. The company's stock is traded on The NASDAQ Stock Market under the symbol TIBB.

Copies of TIBB news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB's corporate web site at http://www.tibfinancialcorp.com. For additional information, contact Edward V. Lett, CEO and President, at 239.263.3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at 239.659.5876.

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which invoke significant risks and uncertainties. Certain factors, including those outside the company's control, may cause actual results to differ materially from those discussed in the forward-looking statements.

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